UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 14, 2018

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Liberty Avenue

Union, New Jersey 07083

(Address of principal executive offices)   (Zip code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Voluntary Salary Waiver by CEO

On May 14, 2018, Steven H. Temares, Chief Executive Officer of the Company, voluntarily agreed to waive $500,000 in salary, for the one year period commencing on the payroll period beginning May 13, 2018.  This voluntary waiver will not affect the amount of severance to which Mr. Temares would be entitled under his employment agreement or the retirement benefit to which Mr. Temares would be entitled under his supplemental executive retirement plan benefit.

Mr. Temares’ voluntary waiver follows previous significant reductions to his target compensation since fiscal year 2015, and is accompanied in 2018 by a reduction in value of his equity awards of approximately $2.2 million, which figure reflects a two-year holding period imposed on shares paid under his Performance Stock Units upon vesting, on an after tax basis.  When aggregated with the salary waiver, Mr. Temares’ target compensation has been reduced by approximately 40% since fiscal year 2015.

Departure of President and Chief Merchandising Officer

Arthur Stark, President and Chief Merchandising Officer of the Company, departed from the Company on May 17, 2018.  Pursuant to Mr. Stark’s employment agreement with the Company, he will receive his current salary for three years, payable in normal payroll installments, except that any amount due prior to the six months after his departure will be paid in a lump sum after such six month period.  Such amounts will be reduced by any compensation earned with any subsequent employer or otherwise and will be subject to his compliance with a one-year non-competition and non-solicitation covenant.  Further, Mr. Stark’s equity-based awards will vest, subject to attainment of any performance goals as provided under his existing award agreements.  It is expected that on or about June 4, 2018, Mr. Stark will commence an uncompensated role as Senior Advisor to our Chief Executive Officer.

Item 8.01                                           Other Events.

In furtherance of its board refreshment initiative, upon the recommendation of the Nominating and Corporate Governance Committee and the approval by the Board, the Board made the following changes to the composition of its committees, effective May 15, 2018:

•                  Audit Committee:  Dean S. Adler and Johnathan B. Osborne were added as new members of the Audit Committee, and Patrick R. Gaston and Jordan Heller have rotated off of the Audit Committee.  The Audit Committee is now comprised of Messrs. Adler, Stanley F. Barshay and Osborne, with Mr. Adler serving as Audit Committee Financial Expert.

•                  Compensation Committee: Mr. Gaston and Mr. Heller were added as new members of the Compensation Committee, and Messrs. Adler and Barshay have rotated off of the Compensation Committee.  The Compensation Committee is now comprised of Messrs. Gaston and Heller and Victoria A. Morrison.

•                  Nominating and Corporate Governance Committee: Virginia A. Ruesterholz was added as a new member of the Nominating and Corporate Governance Committee, and Mr. Adler has rotated off of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is now comprised of Mses. Morrison and Ruesterholz and Klaus Eppler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: May 17, 2018	By:	/s/ Susan E. Lattmann
Susan E. Lattmann Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)